Exhibit 99

                                  TRANSCRIPT OF
                             MSW ENERGY HOLDINGS LLC
                                  EARNINGS CALL

                            Moderator: Mike Gruppuso
                                 August 16, 2004
                                   10:00 am CT


Operator:             Good morning.  My name is (Brandy) and I will be your
                      conference facilitator today. At this time I would like to welcome everyone to the MSW Energy Holdings LLC and MSW
                      Energy Holdings II LLC Second Quarter Financial Results
                      Call. All lines have been placed on mute to prevent any background noise.

                      After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

                      Thank you.  Miss Pagliuca, you may begin your conference.

Joanne Pagliuca:      Good morning everyone, and welcome to the MSW Energy
                      Holdings LLC and MSW Energy Holdings II LLC Second Quarter
                      Conference Call for the period ended June 30, 2004.
                      Today's call is being recorded.

                      I'm Joanne Pagliuca, your contact for Investor Relations, and I'm also the Treasurer of Ref-Fuel Holdings. With me today is John Miller, who is CEO of MSW Energy Holdings, MSW Energy Holdings II, and Ref-Fuel Holdings, and Mike Gruppuso who is the CFO of all three companies.

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                      Starting with this quarter, we've decided to hold one call instead of two for MSW Energy Holdings and MSW Energy Holdings II, since both companies derive their income from membership interest in Ref-Fuel Holdings, and they're now both subject to the same reporting requirements. During the call, we'll refer to the companies as MSW I and MSW
                      II.

                      As disclosed in their respective Form 10-Qs for the quarter ended June 30, 2004, you'll see that on April 30, affiliates of CSFB Private Equity and affiliates of AIG Global Investment Corp. restructured their ownership with affiliates of CFSB Private Equity owning approximately 60% and affiliates of AIG Global Investment Corp. owning approximately 40% of MSW I and MSW II, and therefore Ref-Fuel Holdings.

                      Because of this restructuring, which we refer to as the Equalization Transaction, both companies have effective control of Ref-Fuel Holdings. Therefore they will be both consolidating Ref-Fuel Holdings into their result of operations and cash flow for the last two months of the quarter and as of the Balance Sheet as of June 30, 2004.

                      During the course of the conference call, we may make statements that are deemed to be Forward-Looking
                      Statements.   With respect to these statements, we refer
                      you to the cautionary language contained in the Forward-Looking Statements section of the press release. The language also applies to the press release and the call. In addition, we will be discussing certain non-GAAP financial measures, as required by the covenant calculation of the Indentures of both MSW I and MSW II Senior Notes.

                      Now, following John's review of the operating statistics and Mike's financial review, we'll open the lines up for questions.

John Miller:          Thank you, Joanne, and good morning to everyone.  Let me
                      go over our second quarter operating results. What you're going to see, is that basically in the second quarter we were down slightly overall versus the second quarter of 2003, but on a six-month basis, most of our operating statistics and results are basically in line with where we were for the six months in 2003.

                      Starting off with availability, as we always say, availability is our key operating statistic. It's what percent of the time our 19 boilers are up and burning trash. In second quarter of 2004, we basically did 91.6% versus last year's second quarter of 92.8%.

                      So we're down slightly, largely for two reasons. First of all we had a major scheduled turbine outage which I'll talk about here in a bit, out at our (Hempstead) plant that occurred in April and May. That obviously lowered the availability for that plant. And we had some unscheduled, more than expected, unscheduled outage time up at our (SEMASS) plant, largely due to problems they were having up there with boiler tubes and grates. Nothing ongoing or permanent, but issues that occur from time to time and need to be repaired.

                      When you look at the six month period of '04 versus '03, our availability is about 89.6%, down very slightly from the 89.9% that we experienced in the six months of 2003.

                      Going over to waste processed, the amount of tons we processed for the quarter was about 1.3 million tons, again down slightly from last year in the quarter. And the main reasons again being the same two reasons, that being the (Hempstead) turbine generator outage and the unscheduled downtime that we've been having up at the (SEMASS) plant. Again, if you look at the six months for waste processed, we did about 2.5 million tons, which is flat to the 2003 six month period processed.

                      Power sales: this is where the turbine generator outage really comes into play. We did about 5% lower megawatt sales in the quarter versus last year, about 32,000 megawatts less. About half of that, or a little bit more than half of that, is directly attributable to the
                     (Hempstead) turbine generator outage.

                      Let me just mention for a minute, that was a 16-day scheduled outage planned for basically the past year. It does not occur very often. The last time was about 7 years ago. It has performed very well since the turbine has come back on line. We've actually upgraded the capacity of the turbine, and expect that it will perform very well into the future. So even though it did impact the second quarter, it was a very good outage for us and I think will produce good results going forward.

                      You take a look then moving on to what the tip fees were for the quarter. We did again slightly lower. We averaged MSW at $49.40 which was a little bit less than a percent lower as compared to the second quarter of 2003 where we did about $49.80, largely due to increased volumes by our contract volume customers, which average lower tipping fees than our merchant customers. And this is largely in our (Hempstead) and our (Essex) plants.

                      When you look at the six months again, though, we are actually up slightly on tipping fees at about $49.75 on average MSW compared to last year's $49.65. So off about a dime there. And again as we've talked in prior calls, the three markets that we operate in, two of those markets, the market we call the mid-Atlantic market which includes the New York metropolitan area and down into our Delaware Valley plant, is doing well and actually has had increases over the past 12 months of about 8% on average for those tipping fees. And then when you look at our Western New York or Niagara market, again we're up there about 6% year over year.

                      Offsetting that somewhat, and keeping us basically flat with the year, is the Boston market which continues to be a very difficult market and continues to have downward pressure on pricing up there. And we've actually experienced about a 6% decline in pricing in that market over the past 12 months. Overall, though, again the markets are fairly flat when you add them all together.

                      The final item I want to talk about is ferrous production and sales out of the plants. As you know, we do ferrous as part of our process. In the six months we did about 68,000 tons of ferrous metals extracted and sold out of the plants. We're getting about $62 a ton, which is about $54 a ton greater than what we got last year.

                      Again, I think we talked about this in the first quarter, demand for scrap metal largely due to expansion in China and other developing countries, has been very very strong and has allowed us get some pretty good pricing. I will caution, though, that those prices will clearly go up and down with supply and demand, you know, problems will occur from time to time.

                      With that I'm going to turn things over to Mike Gruppuso, our Chief Financial Officer.

Mike Gruppuso:        Okay.  Thanks, (John).

                      As Joanne had discussed, Equalization Transactions on April 30 effectively gave control of Ref-Fuel Holdings to MSW I and MSW II. So both of those entities will now be consolidating the Ref-Fuel Holdings results into their financial results with a minority interest component being the primary difference between the two numbers.

                      The overall - what I will do first, is I will go through the MSW I results. For the first six months. MSW I reported net income of $3.7 million. Included in the results is the operating income of $23 million and the equity and earnings of Ref-Fuel Holdings of $6.5 million. Again, the consolidated period relates to the period May 1 through June 30. Primarily offset by interest expense of $18.3 million and minority interests in the net income of the consolidated subsidiaries of $8 million.

                      Cash provided by operating activities was $53.4 million, which included $31.4 million of distributions from Ref-Fuel that occurred prior to April 30. Cash provided by investing activities was $21.6 million, relating to the consolidation of approximately $40 million of Ref-Fuel Holdings cash on the MSW I balance sheet as of April 30, offset by changes in restricted cash and capital spending.

                      Cash flow from financing activities of $24.2 million relates to the distribution to members of $18.5 million in payments on long-term debt.

                      The following ratios based on pro forma data, proportionate data for the 12 months ended June 30, 2004 are being presented to assist the holders of our Senior Notes. The pro forma ratio of cash available for debt service to interest expense was 2.6 times. Proportionate net leverage was 4.6 times. And the proportionate adjusted EBITDA to proportionate interest expense was 3.1 times.

                      Now I'll discuss the results for MSW II.

                      For the six months ended June 30, 2004, MSW II reported net income of $2.5 million. Included in the results is operating income of approximately $23 million and equity and net earnings of Ref-Fuel of approximately $6 million, offset by interest expense of $17.2 million and minority interests of approximately $8 million.

                      Cash provided by operating activities was $59 million, which included a $31.5 million distribution from Ref-Fuel that occurred prior to April 30. Cash provided by investing activities of $17.3 million relates to the consolidation of $40.2 million of Ref-Fuel Holdings cash and changes in restricted cash and additional capital spending.

                      Cash flow from financing activities of $23.3 million relates to the distribution to members of $17.5 million and payments on long-term debt of $5.7 million.

                      As with MSW I, the following ratios based on pro forma proportionate data for the 12 months ended June 30, 2004, are being presented to assist the holders of our Senior Notes. The pro forma ratio of cash available for debt service to interest is 2.7 times. Proportionate net leverage 4.8. And proportionate adjusted EBITDA to proportionate interest, 3.1 times.

                      Now I'll discuss the pro forma results as if MSW I and MSW II held their respective interest in Ref-Fuel Holdings and the Equalizations Transactions had occurred on January 1, 2003.

                      As I mentioned, these results are presented for informational purposes only.

                      With respect to both MSW I and II for the pro forma six months ended June, total net revenues were $211 million compared to total net revenues of $210.2 million for the pro forma period ended June 30. Increases in net revenues of $1.4 million were attributable to higher delivered waste volumes, $3.4 million offset by a decrease in revenues associated with waste pricing and changes in hauling operations.

                      On the energy side, the planned major turbine overhaul in the second quarter of 2004 resulted in a decrease in power revenues of approximately $1.4 million. Steam sales increased by $1.9 million for the pro forma period ended June '04 as compared to the prior period.

                      Energy revenues were also decreased by a non-cash charge of $3.9 million related to energy contract levelization at our (SEMASS) facility.

                      Metals pricing increased over the prior period, resulting in a pro forma increase of $3.8 million, offset by the completion of an ash reuse marketing arrangement which decreased revenues by $1.2 million as compared to the prior period.

                      With respect to MSW I, the pro forma six months ended June 30 '04 operating income was $49.5 million, compared to operating income of $51.4 for the prior period. With respect to MSW II, that figure was $49.4 million compared to operating income of $51.2 for the pro forma six months ended June 30, 2003..

                      In the case of both companies, operating expenses increased $4.8 million or approximately 5%. Most of the increase, or approximately $4.2 million of that, was attributable to increased facility maintenance expenses during the scheduled outages.

                      General and administrative expenses decreased by $1.2 million, or approximately 5% from the prior period. Higher development spending activities were offset by lower compensation expenses.

                      Interest expense decreased by $4.9 million due to a reduction in the outstanding indebtedness as a result of scheduled principal payments.

                      For the six months ended June 30, capital spending at Ref-Fuel increased 14.6% to $30.1 million, compared to $26.2 million in the same period 2003. Overall outage capital spending was down by about $1.2 million, offset by the increase of $5.1 million associated with spending on the (Hempstead) turbine outage.

                      (Brandy) will now open the line for questions.

Operator:             At this time I would like to remind everyone, in order to
                      ask a question please press star then the number 1 on your telephone keypad at this time. We will pause for just a moment to compile the Q&A roster.

                      Again, if you would like to ask a question, please press star 1 at this time.

                      Your first question is from the line of (Larry Taylor).

(Larry Taylor):       Good morning, guys. Couple of questions for
                      you. The first is, do you have any anticipations of significant outages in the second half of this year that are planned? Are there any events coming up that we should be aware of that might disrupt operations or change utilization rates?

John Miller:          This is John, (Larry). No, as you probably
                      know, we schedule our major outages all in basically the first four months of the year. And we basically did all of those outages during that time frame. In the later half of the year, actually in the September-October-November time frame, we will go in and do small what we call cleaning outages. Much smaller, much less scope, much less cost and much less down time. Again, it's scheduled. We don't hit every boiler; we'll normally hit maybe two thirds of them. So no, there's nothing unusual anticipated.

(Larry Taylor):       Okay. And what is the future, if any, for
                      additional projects? I know from time to time you guys have talked about mulling over projects in different parts of the country. Have you thought about that? Is there anything that could be pending? Or is there anything where you're actively working in communities to try and put a project together?

John Miller:          You say we thought about it. Yes, we think
                      about it all the time. But what I can tell you is as of right now there is nothing of any material significance that is advancing in any serious way at this point.
                      That does not mean we're not thinking, talking, working, but nothing, you know, significant that is advancing in a serious way.

(Larry Taylor):       Okay.  Thank you very much.

Operator:             Again, if you would like to ask a question please press
                      star 1 at this time.

                      At this time, sir, we have no further questions.

Mike Gruppuso:        Okay, thank you all.

Operator:             Thank you for participating in today's teleconference.
                      You may now disconnect.


                                       END